Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-104222 and 333-53331) of Trammell Crow Company of our report dated June 20, 2003 relating to the financial statement of the Trammell Crow Company Retirement Savings Plan, as of December 31, 2002, which appears in this Form 11-K.

/s/ PRICEWATERHOUSECOOPERS LLP
Hartford, Connecticut
June 22, 2004